Exhibit 10.6

The below Indefinite Term Employment Agreement between IGT Europe B.V. and Paulus Karskens dated November 30, 1993 has not been amended or updated since such date.  For more current compensation information on Mr. Karskens, refer to IGT's most recent applicable filings, including the Summary of Named Executive Officer and Director Compensation Arrangements exhibits filed with IGT’s periodic reports, and IGT’s most recent proxy statement.

INDEFINITE TERM EMPLOYMENT AGREEMENT

IGT EUROPE B.V., hereinafter to be referred to as "Employer" settled at Hoofddorp, according to clause 9 of the Articles of Association represented by Mr. John J. Russel, Chief Executive Officer of International Game Technology, the sole shareholder

and

Paulus Karskens, living at Vinkeveen, Meerkoetlaan 18, hereinafter to be referred to as "Employee"

WHEREAS International Game Technology being the sole shareholder of IGT Europe B.V. resolved (by written consent in writing and without a meeting pursuant to article 20 of the Articles of Association on October 13, 1993, that effective November 15, 1993, Mr. Paulus Karskens is appointed Managing Director with IGT Europe B.V.

WHEREAS the parties hereto wish to enter into an employment agreement on the terms and conditions set out below:

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 - Appointment

Employee shall be employed by Employer as of November 15 1993 for an indefinite period of time. Employee shall have the position of Managing Director, reporting to the President of IGT International, or any other person as the shareholder may decide.

Article 2 - Probation period and termination

The first two months of this employment agreement are considered to be a probation period. During this period, both employer and employee can terminate this agreement without cause, effective immediately.

Article 3 - Duties

Employee agrees to perform to the best of his abilities all duties which may reasonably be assigned to him by or on behalf of Employer and which are connected with Employer's business, and to follow thereby the directions which shall be given from time to time by or on behalf of Employer.
Employee shall use all Employer's assets entrusted to him with the utmost care.

Article 4 - Salary

The Employee's yearly gross salary shall be Dfl. 218,400.- per month payable in equal parts and in arrears, less legal amount withheld.

Article 5 - Holiday Pay

The gross annual salary as meant in article 4, includes holiday pay of St. Holiday pay includes holiday allowances in accordance with social security legislation.

Article 6 - Other Benefits

*
Employee will be eligible to participate in IGT's Management Bonus Program, the Cash Sharing Program and the Profit Sharing program. During the first year (beginning November 15, 1993, ending December 15, 1994) IGT will guarantee employee a minimum of Dfl. 54,600.- gross from the Management Bonus Program. As of September 30, a year as meant in this clause will be from October through September

*
Employee will be eligible to participate in the IGT Stock Option Program. When Employee joins the Company, Employee will be granted an incentive stock option of 15.000 shares of IGT stock which will vest in portions of 3,000 per year over five years, for the first time as per October 1, 1994. The price per share will be determined on employee's first day of employment.

*
Employee will be eligible to participate in Employer's pension fund in the Netherlands. Employer will pay both Employee's as Employer's premiums up to a maximum of Dfl. 18,000.- per annum. The premiums due, will be paid by Employer. Employer is allowed to pay these premiums by means of debiting Employee's Profit Sharing allowances to a maximum of Dfl. 18,000.- per annum. Employee herewith gives Employer or its representative unqualified permission to do so.

Article 7 - Holidays

The holiday year coincides with the calender year. Employee shall be entitled to 20 days of paid vacation per year. Employee shall take these days in periods of at least one day and at most 15 days. These days shall be taken at times agreed upon by Employer and IGT International. A portion thereof must be taken during a two week Christmas Holiday period as may be required by Employer/IGT International. In the event these days have not been taken before 31 December, Employer shall determine when these days will have to be taken.

It is agreed that employee will take a leave-of-absence on December 13, 1993 through January 16, 1994 without pay.

Article 8 - Reporting Illness/Medical Appointments

Employee shall immediately - in any case before 10 a.m. -report illness. During his illness Employee shall act in accordance with regulations issued by or on behalf of Employer.

Article 9 - Benefit Payments during Illness

In the event Employee is unable to perform his duties as a result of illness or disability, the provisions of the Sickness Insurance Act (Ziektewet), the General Disablement Act (Algemene Arbeidsongeschiktheidswet) and Disablement Insurance Act (Wet op de Arbeidsongeschiktheidsverzekering) are applicable.

Supplementary Payments will be provided, for a limited period, by Employer up to the level of one hundred per cent of the Employee's last earned net monthly salary, being one twelfth of the net equivalent of the gross annual salary as meant in clause 4. This period is determined as follows: four weeks per full year of employment are supplemented up to the level of one hundred per cent of the net monthly salary (exclusive emoluments and fixed and variable benefits).
This supplement shall not be paid for less than six weeks or more than fifty two weeks.

Employee shall not be entitled to receive Supplementary Payments if and to the extend that Employee shall have a claim on a third party in connection with his illness or disability to work. Notwithstanding the foregoing, Employer may, at its sole discretion, nevertheless decide to make Supplementary Payments by way of an advance on damages to be received by Employee from such third parties, subject to assignment by Employee to Employer of all claims for such damages for the amount of the advances made by Employer.

Employer shall be entitled to adjust aforementioned Supplementary Payments in case provisions with respect to social securities are changed.

Article 10 - Reimbursement of Expenses, Medical Insurance Plan and Other Insurances

10.1	Employer shall reimburse Employee for all approved expensesreasonably incurred in connection with his duties under this agreement against presentation by Employee of the relevant receipts or invoices.

10.2
Should Employer move offices in Hoofddorp to an area that increases the travel distance home (Woerden)/office to more then 25 km (measured over the shortest distance by road) and should employee decide to move, employer will reimburse employee Dfl. 18,000.- relocation expenses.

10.3
Employee will be eligible to Employer's Medical Insurance Plan without any costs other than employee's "eigen risiko" as valid from time to time. Employer's medical insurance plan also provides for an insurance to partly cover loss of income caused by permanent disablement of Employee.

Article 11 - Company Car

Employee is provided by Employer with a company car of his own choice up to a maximum lease amount of Dfl. 2,700.- per month. In the event of Employee's being non active for whatever reason, explicitly including suspension and (announced) dismissal, Employee shall hand over the car put at his disposal, unless Employer has agreed in writing that Employee may continue to use the car.

Article 12 - Company Computing Equipment etc.

If and in as far as Employee is provided with computer hardware and/or software and/or other company assets and/or goods, Employee shall sign the relevant agreement drawn up by Employer. In the event of illness lasting for more than one month or Employee's being non active for whatever reason, explicitly including suspension and (announced) dismissal, Employee shall hand over computing equipment etc. put at his disposal, unless Employer has agreed in writing that Employee may continue to use this computing equipment etc.

Article 13 - Other activities

During the term of this employment agreement Employee shall not be directly or indirectly, engaged, concerned or interested in, either financially or otherwise, with or without any third party, in any kind of existing business or undertaking or business or undertaking other than Employer or its affiliated companies.

Article 14 - Other Obligations

14.1
During the term of this employment agreement Employee shall not directly or indirectly accept or stipulate any provision, compensation or renumeration of whatever kind from customers, suppliers or third parties without Employer's explicit permission in writing.

14.2	Employee shall not take up residence outside the Netherlands without Employer's prior written permission.

14.3
Employee undertakes that he shall not during his employment agreement and thereafter, regardless of reason of termination of the employment, communicate or divulge to any person any confidential matter relating to the business affairs, processes or trade secrets of Employer's company or of any affiliated company, including but not limited to details of marketing strategies, financing, accounting policies and business contracts. Employee agrees that, in the event of termination of his employment, regardless of the reason of such termination, he shall immediately return to Employer all documents, whether originals or copies, relating to Employee's position with Employer.

14.4
In his function as Managing Director, employee shall be accountable to the Shareholder. Employee has to fulfill all obligations imposed on him as Managing Director, by law and/or as meant in the Articles of Assocation.

Article 15 - Penalty Clause and Urgent Reasons

Breach of the stipulations made above in clause 13 and 14.1 to 14.3 will be punished by a directly claimable fine of NLG 1,000.- to be paid to Employer for each case and for each day that Employee is or continues to be in breach of the penalty clause. Apart from this fine Employer is entitled to full compensation.

Any breach of contract during the term of the employment agreement may establish urgent reasons for forthwith dismissal or suspension. Breach of one or more "Prohibited Conduct" stipulations laid down in the Employee Information Handbook may also establish urgent reasons for forthwith dismissal or suspension.

Apart from above mentioned sanctions Employer may deny Employee the right to each specific benefit/facility/ allowance/compensation/emolument/bonus/ etc. in the event of breach of contract.

Employee shall be held liable in the event of breach of or non compliance with above mentioned stipulations.

Article 16 - Incompatible Activities

Unless prior written permission by Employer is granted, during his employment with Employer, Employee shall not be engaged, concerned or interested in any business or undertaking of any kind other than Employer's business.

Article 17 - Employee Information Handbook

Employee undertakes to observe the stipulations laid down in the Employee Information Handbook, a copy of which has been made available to him and is understood to form part of this employment agreement. Employer is entitled to amend or supplement this Handbook and Employee declares to agree with any amendments or supplements in advance.

Article 18 - Copyright

Employer shall have a copyright to all eligible products construed by Employee during and in relation with his employment. The present employment agreement also serves as a deed of conveyance of such rights to Employer, if necessary. If necessary, however, Employee undertakes to convey such rights to Employer at Employer's first request.

Article 19 - Medical Check-up and Drug Testing

This employment agreement is entered into under the resolutive condition of a possitive medical check-up and successful passing of the company's drug test. The check-up and drug test will be administered at a mutually acceptable location.

Article 20 - Applicable Language and Law

The English language is used for this agreement; in the event of any questions or disputes with respect to this agreement the English language will prevail. Employee declares to have a working knowledge of this language and to fully understand the contents of this agreement.
This agreement will be governed by and shall be construed in accordance with the laws of the Netherlands.

IN WITNESS WHEREOF this agreement was signed in twofold by the parties hereto at _______ on Nov 30, 1993.

/s/ J.J. Russell	/s/ P. Karskens
IGT Europe “B.V.	Mr. P. Karskens
Represented by
its sole shareholder
International Game Technology
represented by
Mr. J.J. Russell